Exhibit 99.3

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 750-2072

DAVITA INC. CALLS FOR PARTIAL REDEMPTION OF ITS

7% CONVERTIBLE SUBORDINATED NOTES

TORRANCE, CA, July 16, 2003 — DaVita Inc. (NYSE: DVA) today announced that it is calling for redemption $200 million principal amount of its 7% Convertible Subordinated Notes due 2009 (the “7% Notes”). The aggregate principal amount outstanding of the 7% Notes is $345 million. The CUSIP number for the Notes is 89151AAA5.

Prior to 5:00 p.m., New York time, on August 14, 2003, holders may convert their 7% Notes into shares of DaVita common stock at a price of $32.81 per share. Any 7% Notes selected for redemption and not converted on or before 5:00 p.m., New York time, on August 14, 2003, automatically will be redeemed on August 15, 2003, and no further interest will accrue. Upon redemption, holders will receive a total of $1,042 per $1,000 principal amount of 7% Notes, plus accrued interest.

A Notice of Redemption is being sent to all registered holders of the 7% Notes. Copies of the Notice of Redemption may be obtained from The Bank of New York by calling 1-800-548-5075.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs domestically in 33 states, as well as Washington, D.C. As of March 31, 2003, DaVita operates 523 outpatient facilities serving 45,000 patients, including 3,300 patients in 30 centers under management.